                                                                     EXHIBIT 2.1

                        STOCK PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                             IDX SYSTEMS CORPORATION

                                 (the "Seller")

                                       and

                                TOTAL eMED, INC.

                                  (the "Buyer")

                                 April 10, 2003

ARTICLE I STOCK PURCHASE.........................................................    1
   1.1   Sale and Transfer of Stock..............................................    1
   1.2   Purchase Price..........................................................    1
   1.3   The Closing.............................................................    1
   1.4   Working Capital Adjustment..............................................    2
   1.5   Further Assurances......................................................    4

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER..........................    4
   2.1   Organization, Qualification and Corporate Power.........................    4
   2.2   Capitalization..........................................................    5
   2.3   Authority...............................................................    6
   2.4   Noncontravention........................................................    6
   2.5   Financial Statements....................................................    7
   2.6   Absence of Certain Changes..............................................    7
   2.7   Undisclosed Liabilities.................................................    9
   2.8   Tax Matters.............................................................    9
   2.9   Tangible Personal Property..............................................   10
   2.10  Owned Real Property.....................................................   11
   2.11  Leased Real Property....................................................   11
   2.12  Intellectual Property...................................................   11
   2.13  Contracts...............................................................   12
   2.14  Entire Business.........................................................   13
   2.15  Litigation..............................................................   13
   2.16  Employment Matters......................................................   13
   2.17  Employee Benefits.......................................................   14
   2.18  Environmental Matters...................................................   15
   2.19  Legal Compliance........................................................   17
   2.20  Permits.................................................................   17
   2.21  Brokers' Fees...........................................................   18
   2.22  Customers and Suppliers.................................................   18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER..........................   18
   3.1   Organization............................................................   18
   3.2   Authority...............................................................   18
   3.3   Noncontravention........................................................   18
   3.4   Litigation..............................................................   19

   3.5   Investment Intent.......................................................   19
   3.6   Financing...............................................................   19
   3.7   Warranty................................................................   19

ARTICLE IV PRE-CLOSING COVENANTS.................................................   20
   4.1   Closing Efforts; Hart-Scott-Rodino Act..................................   20
   4.2   Operation of Business...................................................   21
   4.3   Access..................................................................   23
   4.4   Exclusivity.............................................................   23
   4.5   Schedules...............................................................   24
   4.6   Elimination of Intercompany Items.......................................   24
   4.7   Resignations............................................................   24

ARTICLE V CONDITIONS PRECEDENT TO CLOSING........................................   24
   5.1   Conditions to Obligations of the Buyer..................................   24
   5.2   Conditions to Obligations of the Seller.................................   25

ARTICLE VI INDEMNIFICATION.......................................................   27
   6.1   Indemnification by the Seller...........................................   27
   6.2   Indemnification by the Buyer............................................   27
   6.3   Claims for Indemnification..............................................   28
   6.4   Survival; Right to Indemnification......................................   29
   6.5   Limitations.............................................................   29
   6.6   Treatment of Indemnification Payments...................................   31

ARTICLE VII TAX MATTERS..........................................................   31
   7.1   Preparation and Filing of Tax Returns; Payment of Taxes.................   31
   7.2   Allocation of Certain Taxes.............................................   32
   7.3   Refunds and Carrybacks..................................................   32
   7.4   Cooperation on Tax Matters; Tax Audits..................................   33
   7.5   Termination of Tax Sharing Agreements...................................   34
   7.6   Retention of Carryovers.................................................   34
   7.7   Scope of Article VII....................................................   34

ARTICLE VIII TERMINATION.........................................................   34
   8.1   Termination of Agreement................................................   34

   8.2   Effect of Termination...................................................   35

ARTICLE IX EMPLOYEE MATTERS......................................................   35
   9.1   Offer of Employment; Continuation of Employment.........................   35
   9.2   Cessation of Business Benefit Plan Participation; 401(k) Plan Matters...   36
   9.3   Employment Related Liabilities..........................................   36
   9.4   Welfare Plans...........................................................   36
   9.5   Accrued Personal, Sick or Vacation Time.................................   37
   9.6   U.S. WARN Act...........................................................   37
   9.7   Options.................................................................   37

ARTICLE X OTHER POST-CLOSING COVENANTS...........................................   37
   10.1  Access to Information; Record Retention; Cooperation....................   37
   10.2  Director and Officer Indemnification....................................   39
   10.3  Covenant Not to Compete; Non-Solicitation of Employees..................   39
   10.4  No Use of Name..........................................................   42
   10.5  Use of Retained Marks in Transferred Technology.........................   42
   10.6  Intellectual Property Rights............................................   42

ARTICLE XI MISCELLANEOUS.........................................................   43
   11.1  Press Releases and Announcements........................................   43
   11.2  No Third Party Beneficiaries............................................   43
   11.3  Action to be Taken by Affiliates........................................   43
   11.4  Entire Agreement........................................................   43
   11.5  Succession and Assignment...............................................   43
   11.6  Notices.................................................................   44
   11.7  Amendments and Waivers..................................................   44
   11.8  Severability............................................................   45
   11.9  Expenses................................................................   45
   11.10 Specific Performance....................................................   45
   11.11 Governing Law...........................................................   45
   11.12 Submission to Jurisdiction..............................................   45
   11.13 Construction............................................................   45
   11.14 Foreign Exchange Conversions............................................   46
   11.15 Waiver of Jury Trial....................................................   46
   11.16 Incorporation of Exhibits and Schedules.................................   46
   11.17 Counterparts and Facsimile Signature....................................   46

Disclosure Schedule

Schedules:

Schedule 4.2         Operation of Business Exceptions
Schedule 5.1(f)(i)   Required Third Party Consents and Governmental Filings
Schedule 5.1(f)(ii)  Non-Required Third Party Consents and Governmental Filings
Schedule 10.4        Retained Marks

Exhibits:

Exhibit A   Form of Transitional Services Agreement

                             TABLE OF DEFINED TERMS

DEFINED TERM                               SECTION
------------                               -------
Accounting Firm                            1.4(b)
Adjusted Purchase Price                    1.2
Affiliate                                  2.8(e)
Affiliated Group                           2.8(a)
Agreed Amount                              6.3(b)
Agreement                                  Preliminary Statement
Ancillary Agreements                       1.3(b)
Antitrust Laws                             4.1(a)(iii)
Antitrust Order                            4.1(c)
Balance Sheet Date                         2.5
Business                                   Introduction
Business Day                               1.3(a)
Business Benefit Plans                     2.17(a)
Buyer                                      Preliminary Statement
Buyer Certificate                          5.2(d)
Buyer Material Adverse Effect              3.3(c)
Buyer's Notice of Adjustment               1.4(b)
Canadian Employees                         9.1
CERCLA                                     2.18(a)(iii)
Claimed Amount                             6.3(b)
Claim Notice                               6.3(b)
Closing                                    1.3(a)
Closing Balance Sheet                      1.4(a)
Closing Date                               1.3(a)
Closing W.C. Statement                     1.4(a)
Code                                       2.8(c)
Company                                    Introduction
Company Benefit Plans                      2.17(a)
Company Material Adverse Effect            2.1(a)
Company Mental Residuals                   10.3(g)
Company Properties                         2.17(a)(vii)
Confidentiality Agreement                  4.3(a)
Damages                                    6.1
Designated Contracts                       2.13(b)
Designated Intellectual Property           2.12(a)

DEFINED TERM                               SECTION
------------                               -------
Disclosure Schedule                        Article II
Employees                                  9.1
Employee Benefit Plan                      2.17(a)
Environment                                2.18(a)(ii)
Environmental Law                          2.18(a)(iv)
Environmental Matters                      2.18(a)(v)
ERISA                                      2.17(a)
ERISA Affiliate                            2.17(a)
Excess Amount                              1.4(d)
File Management                            10.3(a)(viii)
Final W.C.                                 1.4(a)
Financial Statements                       2.5
Financing                                  3.6
Franklin Templeton Lease                   5.2(e)
GAAP                                       1.4(a)
Governmental Entity                        2.4(b)
Governmental Filings                       4.1(a)(iii)
Hart-Scott-Rodino Act                      2.4
Income Taxes                               7.1(a)
Indemnified Party                          6.3(a)
Indemnifying Party                         6.3(a)
Information                                10.1(a)
Initial Amount                             5.2(e)
Leased Real Property                       2.11
Leases                                     2.11
Materials of Environmental Concern         2.18(a)(iii)
Most Recent Balance Sheet                  2.5
Multiemployer Plan                         2.17(a)
Neutral Auditor                            1.4(a)
New Buyer Employees                        9.4
Noncompetition Party                       10.3(a)
Noncompetition Period                      10.3(a)
Off-Site Liabilities                       2.18(a)(vi)
Parties                                    Preliminary Statement
Permits                                    2.20
Personal Property                          2.9
Purchase Price                             1.2

DEFINED TERM                               SECTION
------------                               -------
Release                                    2.18(a)(i)
Retained Marks                             10.4
Securities Act                             2.2(a)
Security Interest                          2.2(c)
Segment Information                        2.5
Seller                                     Preliminary Statement
Seller Benefit Plans                       2.17(a)
Seller Certificate                         5.1(d)
Seller Guarantee                           5.2(e)
Seller Mental Residuals                    10.3(g)
Seller's 401(k) Plan                       9.2
Seller's Notice of Disagreement            1.4(b)
Shortfall Amount                           1.4(d)
Stock                                      Introduction
Subsidiary                                 10.3(a)
Tax Audit                                  7.4(b)
Taxes                                      2.8(a)
Taxing Authority                           7.4(a)
Tax Reserves                               7.1(a)
Tax Returns                                2.8(a)
Third Party Consents                       4.1(a)(ii)
Transaction Documents                      3.7
Transitional Services Agreement            1.3(b)(vi)
WARN                                       9.6
W.C. Adjustment                            1.4(d)
W.C. Adjustment Final Determination Date   1.4(b)

                        STOCK PURCHASE AND SALE AGREEMENT

     This STOCK PURCHASE AND SALE AGREEMENT (the "Agreement") is entered into as of April 10, 2003 between IDX Systems Corporation, a Vermont corporation (the "Seller"), and Total eMed, Inc., a Delaware corporation (the "Buyer"). The Seller and the Buyer are referred to collectively herein as the "Parties."

                                  INTRODUCTION

     1. EDiX Corporation, a Delaware corporation and wholly owned subsidiary of the Seller (the "Company"), is engaged, among other matters, in the business of providing medical dictation and transcription services primarily through human transcriptionists who render voice dictated medical data files into text form utilizing the voice capture and file routing systems used by the Company as of the date of this Agreement (the "Business");

     2. The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the outstanding shares of capital stock of the Company (the "Stock") upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                 STOCK PURCHASE

     1.1 Sale and Transfer of Stock. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing (as defined in Section 1.3(a)), the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, the Stock.

     1.2 Purchase Price. In consideration for the sale and transfer of the Stock, the Buyer shall at the Closing pay to the Seller in cash in immediately available funds U.S. $64,000,000 (the "Purchase Price"). The Purchase Price is subject to adjustment as provided in Section 1.4. The Purchase Price, as adjusted pursuant to Section 1.4, is referred to herein as the "Adjusted Purchase Price".

     1.3 The Closing.

          (a) Time and Location. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 a.m., local time, on May 31, 2003, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have not been satisfied in full or waived by such date, on such mutually agreeable later date as soon as practicable (but in no event more than three Business Days (as defined below)) after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have been satisfied or waived (the "Closing Date"). For purposes of this Agreement, a "Business Day" shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

          (b) Actions at the Closing.

               At the Closing:

               (i) the Seller shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

               (ii) the Buyer shall deliver (or cause to be delivered) to the Seller the various certificates, instruments and documents required to be delivered under Section 5.2;

               (iii) the Seller shall deliver to the Buyer certificate(s) evidencing all of the Stock, duly endorsed in blank or with stock powers duly executed by the Seller;

               (iv) the Seller shall deliver (or shall cause to be delivered) to the Buyer the minute books, stock books, ledgers and registers, corporate seals and other similar corporate records of the Company;

               (v) the Buyer shall pay to the Seller the Purchase Price in cash by wire transfer of immediately available funds into an account designated by the Seller;

               (vi) the Parties shall execute and deliver to each other a transitional services agreement in substantially the form attached hereto as Exhibit A (the "Transitional Services Agreement"); and

               (vii) the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

The agreements and instruments referred to in clauses (vi) and (vii) above are referred to herein as the "Ancillary Agreements".

     1.4 Working Capital Adjustment.

          (a) As promptly as practicable following the Closing Date (but in no event later than 120 days after the Closing Date), the Buyer shall prepare a balance sheet of the Company reflecting the financial position of the Company immediately prior to the Closing (the "Closing Balance Sheet"), which Closing Balance Sheet shall be audited by Deloitte & Touche

LLP (the "Neutral Auditor"), and a statement (the "Closing W.C. Statement") setting forth the computation of the Final W.C. (as defined below) derived therefrom, which statement shall be prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). For purposes of this Agreement, "Final W.C." shall mean the assets of the Company that constitute current assets (within the meaning of GAAP) less the liabilities of the Company that constitute current liabilities (within the meaning of GAAP) as of the Closing Date. The Buyer and the Seller shall each bear one-half of all costs and expenses of the Neutral Auditor incurred in connection herewith.

          (b) Upon completion of the Closing W.C. Statement, the Buyer shall promptly deliver the same to the Seller with a notice (the "Buyer's Notice of Adjustment") setting forth its proposed W.C. Adjustment (as defined below), if any, as contemplated hereby. During the 30 days immediately following receipt of the Buyer's Notice of Adjustment by the Seller, the Seller and its accountants shall be entitled to review the Buyer's Notice of Adjustment and any working papers, trial balances and similar materials relating thereto prepared by the Buyer or the Neutral Auditor. The amount of the W.C. Adjustment set forth in the Buyer's Notice of Adjustment shall become final and binding upon the parties on the thirty-first day following delivery thereof unless the Seller gives written notice to the Buyer of its disagreement with the Buyer's Notice of Adjustment (a "Seller's Notice of Disagreement") prior to such date. Any Seller's Notice of Disagreement shall specify in reasonable detail the specific nature and amount of any disagreement so asserted. If a timely Seller's Notice of Disagreement is delivered to the Buyer, then the amount of the W.C. Adjustment set forth in the Buyer's Notice of Adjustment (as revised (if at all) in accordance with clause
(x) or (y) below), shall become final and binding upon the parties on the earlier of (x) the date the Buyer and the Seller resolve in writing any differences they have with respect to any matter specified in the Seller's Notice of Disagreement and (y) the date any matters placed in dispute by the Seller's Notice of Disagreement are finally resolved in writing by PricewaterhouseCoopers LLP (the "Accounting Firm") (the date on which the amount of the W.C. Adjustment becomes final and binding being hereinafter referred to as the "W.C. Adjustment Final Determination Date"). The Buyer and the Seller shall each bear one-half of all costs and expenses of the Accounting Firm incurred in connection herewith.

          (c) During the 30 days immediately following the delivery of any Seller's Notice of Disagreement, the Buyer and the Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Seller's Notice of Disagreement. During such period, the Buyer and the Seller shall each have access to the other party's working papers, trial balances and similar materials prepared in connection with the other party's preparation of the Buyer's Notice of Adjustment and the Seller's Notice of Disagreement, as the case may be. At the end of such 30-day period, the Seller and the Buyer shall submit to the Accounting Firm for review and resolution any and all matters which remain in dispute and which were included in any Seller's Notice of Disagreement, and the Accounting Firm shall determine an appropriate value for each matter which remains in dispute, which value shall be equal to one of, or between, the values proposed by the Buyer in the Closing W.C. Statement and by the Seller in the Seller's Notice of Disagreement. The Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute, which final resolution shall be (i) in writing, (ii) furnished to the Buyer and the Seller as soon as practicable after the items in dispute have been referred to the Accounting Firm, (iii) made in accordance with this

Agreement and (iv) conclusive and binding upon the parties hereto and not subject to collateral attack for any reason. The amount of the W.C. Adjustment, as adjusted to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution to the parties.

          (d) If the Final W.C. is determined to be less than $18,096,000, then, within five Business Days following the W.C. Adjustment Final Determination Date, the Seller shall pay an amount equal to the difference between the Final W.C. and $18,096,000 (the "Shortfall Amount") to the Buyer. If the Final W.C. is determined to be greater than $18,096,000, then, within five Business Days following the W.C. Adjustment Final Determination Date, the Buyer shall pay an amount equal to the difference between the Final W.C. and $18,096,000 (the "Excess Amount") to the Seller. Any payments of either the Shortfall Amount or the Excess Amount shall be referred to herein as the "W.C. Adjustment".

     1.5 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by any Party hereto, the other Party or Parties shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement. Any further actions that should have been taken by the Seller or the Company pursuant to this Agreement shall be taken at the Seller's expense, and any further actions that should have been taken by the Buyer pursuant to this Agreement shall be taken at the Buyer's expense.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the date hereof, except as set forth in the Disclosure Schedule provided by the Seller to the Buyer on the date hereof (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Company or the Business, has resulted in or would result in a Company Material Adverse Effect (as defined in Section 2.1), or is outside the ordinary course of business. For purposes of this Agreement, the phrase "to the knowledge of the Seller" or any phrase of similar import shall mean and be limited to the actual knowledge of the following individuals: John A. Kane, Robert W. Baker, Jr., Armando Jackson, Connie L. Symes, Janet A. Ferlita, Tina Bissonette and Pamela Keefe.

     2.1 Organization, Qualification and Corporate Power.

          (a) The Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the Business, makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Company Material Adverse Effect (as defined below). The Seller has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it. For purposes of this Agreement, "Company Material Adverse Effect" means any change, effect or circumstance that (i) is materially adverse to the Business or to the business, financial condition or results of operations of the Company as a whole (other than changes, effects or circumstances that are the result of economic factors affecting the national, regional or world economy as a whole or that are the result of factors generally affecting the specific industry or specific markets in which the Company competes), or (ii) materially impairs the ability of the Seller to consummate the transactions contemplated by this Agreement; provided, however, that a "Company Material Adverse Effect" shall not include any adverse change, effect or circumstance (I) arising out of or resulting primarily from actions contemplated by the Parties in connection with this Agreement, (II) arising out of or resulting primarily from an act of war or terrorism, (III) that is attributable to the pendency, announcement or performance of this Agreement or the transactions contemplated by this Agreement, (IV) changes in law, rule or regulation or GAAP or the interpretation thereof, or (V) the continued incurrence of pre-tax losses by the Company at a monthly rate not to exceed $600,000 during the period commencing after the Balance Sheet Date (as defined below) and ending on the date of this Agreement or the Closing Date, as the case may be.

          (b) The Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

          (c) Charter and Corporate Records. The Seller has made available to the Buyer correct and complete copies of the corporate charter and bylaws of the Company (each as amended to date). The minute books (containing the records of meetings of the stockholders and the board of directors) of the Company are correct and complete in all material respects, and the stock record books of the Company are correct and complete in all material respects. The Company is not in default under or in violation of any provision of its corporate charter or bylaws.

          (d) No Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership, limited partnership, limited liability company or other entity or association, nor does the Company hold any right of first refusal or other rights with respect thereto.

     2.2 Capitalization.

          (a) The capitalization of the Company is set forth on the Disclosure Schedule. All of the issued and outstanding shares of Stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any shares of capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act of 1933, as amended (the "Securities Act"), of the Stock. None of the outstanding shares of Stock were issued in violation of the Securities Act or any other legal requirement.

          (b) All of the issued and outstanding shares of Stock are owned of record and beneficially by the Seller and the Seller has good title to the Stock, free and clear of any Security Interest (as defined below), contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law), other than applicable securities law restrictions.

          (c) For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than liens arising solely by action of the Buyer, and, except as they relate to the Stock, (i) mechanic's, materialmen's, landlord's and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (iv) liens for Taxes not yet due and payable, (v) liens for Taxes which are being contested in good faith and by appropriate proceedings, and (vi) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business.

     2.3 Authority. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and such Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by the Seller and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Buyer, constitutes or will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

     2.4 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), and applicable foreign antitrust or trade regulation laws, neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements to which the Seller will be a party, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will, directly or indirectly:

          (a) conflict with or violate any provision of the charter or bylaws of the Company or the Seller;

          (b) require on the part of the Company or the Seller any material filing with, or any material permit, authorization, consent or approval of, any Governmental Entity (for purposes of this Agreement, "Governmental Entity" means any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency);

          (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which the Company, the Business or the Seller is a party or by which the Company or the Seller is bound or to which any of their respective assets is subject, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Company Material Adverse Effect or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to result in a Company Material Adverse Effect; or

          (d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to the Company, the Business or the Seller or any of or their respective properties or assets.

     2.5 Financial Statements. The Disclosure Schedule includes copies of the following financial statements of the Company: (i) the unaudited consolidated balance sheets and consolidated statements of operations and cash flows as of and for the fiscal years ended December 31, 2002 and December 31, 2001 and (ii) the unaudited consolidated balance sheet (the "Most Recent Balance Sheet") and consolidated statement of operations for the two-month period ended February 28, 2003 (the "Balance Sheet Date") (collectively, the "Financial Statements"). The Financial Statements and the Segment Information (as defined below) have been prepared in accordance with GAAP and the methodologies described in the footnotes thereto and fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein in accordance with such methodologies; provided, however, that the Financial Statements referred to in clause (ii) above are subject to year-end adjustments and do not include footnotes. For purposes hereof, "Segment Information" shall mean the segmented financial information concerning the Business included in the Seller's Annual Reports on Form 10-K for the fiscal years ended December 31, 2002 and December 31, 2001, filed with the Securities and Exchange Commission. All inter-company and Affiliate transactions entered into by the Company have been conducted in the ordinary course of business at prices and on terms consistent with those that would be obtained from an unaffiliated third party.

     2.6 Absence of Certain Changes. Except as contemplated by this Agreement, since the Balance Sheet Date, there have not been any changes in the financial condition or results of operations of the Company or the Business, except for any changes that would not reasonably be expected to result in a Company Material Adverse Effect. Except as contemplated by this Agreement, since the Balance Sheet Date, neither the Company nor the Seller has taken any of the following actions (or permitted any of the following events to occur) with respect to the Business:

          (a) sold, assigned or transferred any portion of the assets of the Company in a single transaction or series of related transactions in an amount in excess of $600,000, except in the ordinary course of business;

          (b) suffered any extraordinary losses (whether or not covered by insurance) material to the Business;

          (c) changed the Company's authorized or issued capital stock, or issued any securities convertible or exercisable into or exchangeable for any capital stock, or any warrants, options or other rights to acquire any capital stock;

          (d) declared or paid any dividends or made any distributions on the Stock or other equity securities of the Company or redeemed or purchased any shares of Stock or other equity securities of the Company, except for dividends, distributions or redemptions paid solely in cash, cash equivalents and/or other short term liquid investments;

          (e) granted or amended any rights to severance benefits, "stay pay" or termination pay to any director, officer or other employee of the Business or increased benefits payable or potentially payable to any such director, officer or other employee of the Business under any previously existing severance benefits, "stay-pay" or termination pay arrangements, in each case (i) except as required by law and (ii) except for obligations that will not constitute a liability of the Company;

          (f) made any capital expenditures or commitments therefor in an amount in excess of $600,000, except in the ordinary course of business or in accordance with the Business' capital budget included in the Disclosure Schedule;

          (g) acquired any operating business, whether by merger, stock purchase or asset purchase;

          (h) incurred or guaranteed any indebtedness for borrowed money, except in the ordinary course of business;

          (i) amended the charter or by-laws of the Company;

          (j) entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer or other employee of the Business whose annual base salary exceeds $100,000, except in the ordinary course of business;

          (k) entered into, terminated or amended any contract involving a total remaining commitment by the Company or the Business of at least $600,000;

          (l) materially amended the terms of any existing Business Benefit Plan (as defined in Section 2.17(a)), except as required by law;

          (m) materially changed its accounting principles, methods or practices, except in each case to conform to changes in GAAP; or

          (n) entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (m) of this Section 2.6.

     2.7 Undisclosed Liabilities. Neither the Company nor the Business has any material contractual obligations or liabilities, except for (a) liabilities reflected or reserved against on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Balance Sheet Date in the ordinary course of business, and (c) contractual and other liabilities which are not required by GAAP to be reflected on a balance sheet. Neither the Company nor the Business has any obligations or liabilities with respect to Medical Transcribers, Inc., DTS Management, Inc., Computerized Patient Records Services, Inc. and Health Information Associates, LLC.

     2.8 Tax Matters.

          (a) The Company has filed or had filed on its behalf all material Tax Returns (as defined below) that it was required to file (separately or as part of a consolidated, combined or unitary group, each of which groups where the Company is a member, an "Affiliated Group") and all such Tax Returns were correct and complete in all respects, except for any error or omission that would not reasonably be expected to result in a Company Material Adverse Effect. Each Affiliated Group has paid (or had paid on its behalf) all Taxes (as defined below) that are shown to be due and payable on any such Tax Returns. The unpaid Taxes of the Company for Tax periods ended on or before the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet (rather than in any notes thereto), and all Taxes attributable to the period commencing on the day following the Balance Sheet Date and continuing through the Closing Date have arisen in the ordinary course of business, except in each case for any Taxes that would not reasonably be expected to result in a Company Material Adverse Effect. All Taxes that the Company is or was required by law to withhold or collect, or will be required to withhold or collect from the date of this Agreement through the Closing Date, have been or will be, as the case may be, duly withheld or collected and, to the extent required, have been or will be paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay would not reasonably be expected to result in a Company Material Adverse Effect. For purposes of this Agreement, "Taxes" means all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, social security charges and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements, forms or other information required to be supplied to a Taxing Authority (as defined in Section 7.4(a)) in connection with Taxes.

          (b) No examination or audit of any Tax Return of the Company or any Affiliated Group (for a period for which the activities of the Company were included on the Tax Return of such group) by any Governmental Entity is currently in progress or, to the knowledge of the Seller, threatened or contemplated. Neither the Company nor any Affiliated Group has been notified in writing by any jurisdiction that the jurisdiction believes that the Company or such Affiliated Group was required to file any Tax Return (with respect to an Affiliated Group, for any period in which the Company was required to file any Tax Return with such Affiliated Group) that was not filed.

          (c) The Company has not made any election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") (or any corresponding provision of state or local income Tax law).

          (d) None of the Company and its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in
Section 7121 of the Code (or any corresponding or similar provisions of state, local or foreign Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provisions of state, local or foreign Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

          (e) The Company has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was the Seller. The Company is not liable for the Taxes of any taxpayer other than the Seller and its Affiliates (as defined below) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise for any taxable period beginning before the Closing Date. For purposes of this Agreement, the term "Affiliate" shall have the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934.

     2.9 Tangible Personal Property. The Company has good title to, a valid leasehold interest in or a valid license or right to use, all of the material tangible personal property reflected on the Most Recent Balance Sheet (other than property sold, consumed or otherwise disposed of in the ordinary course of business since the Balance Sheet Date) and all of the material tangible personal property purchased or otherwise acquired by the Company since the Balance Sheet Date, free and clear of all Security Interests (the "Personal Property"). The Personal Property is in good operating condition and repair, normal wear and tear excepted, and is adequate for the uses to which it is being put, and none of the Personal Property is in need of maintenance or repair except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     2.10 Owned Real Property. The Company does not own any real property.

     2.11 Leased Real Property. The Disclosure Schedule lists all real property leased or subleased to the Company (the "Leased Real Property"). The Seller has made available to the Buyer complete and accurate copies of the leases and subleases (as amended to date) listed therein (the "Leases"). With respect to each such Lease:

          (a) the Lease is a valid and binding obligation of the Company and, to the knowledge of the Seller, each other party to such Lease;

          (b) neither the Company nor, to the knowledge of the Seller, any other party to the Lease is in material breach or default and, to the knowledge of the Seller, no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration thereunder; and

          (c) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold of the Leases.

     2.12 Intellectual Property.

          (a) Section 2.12(a) of the Disclosure Schedule lists all patents, patent applications, registered trademarks and service marks, trademark applications, common law trademarks, domain names, business processes and systems, works of authorship, and copyright registrations that are owned or licensed by the Company and material to the Business (the "Designated Intellectual Property"). To the knowledge of the Seller, the Company owns, or is licensed or otherwise possesses valid rights to use, in all material respects, in the manner used in the Business as presently conducted, the Designated Intellectual Property, without the payment of royalties or further consideration, except as may be required under license agreements listed in
Section 2.13(a)(ii) of the Disclosure Schedule. To the knowledge of the Seller, the Designated Intellectual Property is free and clear of all material Security Interests.

          (b) Neither the Company nor, with respect to the Business, the Seller, has been named in any pending suit, action or proceeding that involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights of any third party. The Business as presently conducted does not infringe in any material manner any United States copyrights or trade secrets, or to the knowledge of the Seller, any United States patents, trademarks, trade names or service marks of any third party. The Company has not received any electronic or written communications alleging, nor does the Company have reason to believe, that by conducting its Business the Company has violated or misappropriated any material intellectual property or trade secrets of any other entity.

          (c) The Company has materially performed the obligations required to be performed by it under the terms of any agreement pursuant to which the Company has rights in any Designated Intellectual Property and, to the knowledge of the Seller, neither the Company nor any third party is materially in default under any such agreement. The Company is in material compliance with and has not materially breached any term of any intellectual property or proprietary right license to which it is a party.

          (d) Other than rights and licenses granted in the ordinary course of business, neither the Company nor the Seller has granted to any third party any license or right to the commercial use of any of the Designated Intellectual Property, except for such licenses or rights to commercial use that would not reasonably be likely to result in a Company Material Adverse Effect.

          (e) To the knowledge of Seller, all Designated Intellectual Property has been (A) developed by employees during the time they were employed by the Company and such employees have signed written agreements containing covenants prohibiting disclosure of the Company's confidential information and assigning rights in Designated Intellectual Property (other than licensed Designated Intellectual Property) to the Company, (B) by independent contractors, or (C) licensed to the Company pursuant to license agreements disclosed under Section 2.13(a)(ii) of the Disclosure Schedule.

          (f) Notwithstanding anything to the contrary contained herein, the Seller does not convey, and reserves its entire right, title and interest in and to, the intellectual property rights associated with the operation of all aspects of its business except the Business.

     2.13 Contracts.

          (a) The Disclosure Schedule lists all of the following contracts or agreements to which the Company is a party, or which relate exclusively or primarily to the Business, as of the date of this Agreement (excluding Leases):

               (i) any agreement (or group of related agreements with the same party) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $600,000;

               (ii) any agreement (or group of related agreements with the same party) for the purchase of products or services under which the undelivered balance of such products and services is in excess of $600,000, other than agreements executed in the ordinary course of business;

               (iii) any agreement (or group of related agreements with the same party) which involves a payment to be made to the Company in excess of $600,000, either pursuant to a contract with a customer of the Business or pursuant to any other contract or agreement for the sale of goods and services outside of the ordinary course of business;

               (iv) any agreement for the acquisition by the Company of any operating business, whether by merger, stock purchase or asset purchase;

               (v) any agreement establishing a partnership or joint venture;

               (vi) any agreement (or group of related agreements with the same party) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness the outstanding balance of which is more than

$600,000 or under which it has imposed a Security Interest on any of its material assets, tangible or intangible, except for Security Interests relating to any capitalized lease financing;

               (vii) any agreement that prohibits the Company from freely engaging in business anywhere in the world;

               (viii) any agreement involving the Company's executive officers, directors or employees providing annual base compensation at a rate in excess of $100,000;

               (ix) severance, "stay pay" or termination agreement with any officer or other employee of the Company or the Business; and

               (x) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the ordinary course of business;

provided, however, that no agreement referred to in clauses (i) through (x) above need be disclosed unless the Company or the Business currently has, or may in the future have, any rights or obligations thereunder.

               (b) The Seller has made available to the Buyer a complete and accurate copy of each contract and agreement listed in Section 2.13 of the Disclosure Schedule (the "Designated Contracts"). Each Designated Contract is a valid and binding obligation of the Company, and, to the knowledge of the Seller, of each other party thereto, except for any such failure to be valid and binding that would not reasonably be expected to result in a Company Material Adverse Effect.

     2.14 Entire Business. The assets of the Company, including the Permits (as defined in Section 2.20), and the Stock collectively are, when utilized by a labor force substantially similar to that employed by the Company on the date hereof, adequate to conduct the Business in all material respects as currently conducted, except with respect to the services to be provided by the Seller to the Buyer and the Company pursuant to the Transition Services Agreement. The assets of the Company do not include any property that is not associated with the Business. Section 2.14 of the Disclosure Schedule lists the names and positions of all employees of the Seller who also provide services to the Company. None of the Business is operated through, and none of the assets related to the Business are held by, any of Medical Transcribers, Inc., DTS Management, Inc., Computerized Patient Records Services, Inc. and Health Information Associates, LLC.

     2.15 Litigation. The Disclosure Schedule lists, as of the date of this Agreement, each (a) material judgment, order, decree, stipulation or injunction of any Governmental Entity to which the Company or the Seller is subject as it relates to the Business and (b) each action, suit or proceeding pending by or before any Governmental Entity to which the Company or the Seller is a party that relates to or may reasonably be expected to affect the Business. To the knowledge of the Seller, no other action, suit or proceeding has been threatened against the Company or the Seller relates to or may reasonably be expected to affect the Business.

     2.16 Employment Matters.

          (a) The Disclosure Schedule contains a list, as of the date of this Agreement, of all Employees (as defined in Section 9.1) whose annual base compensation exceeds $100,000 per year, along with the position and the annual base compensation of each such person.

          (b) Neither the Company nor the Seller is a party to or bound by any collective bargaining agreement relating to the Business, nor has the Company or, with respect to the Business, the Seller experienced, since April 23, 1999, any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

     2.17 Employee Benefits.

          (a) The Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company (the "Company Benefit Plans") or, with respect to the Business, the Seller or any ERISA Affiliate (as defined below) for the benefit of the Employees (and their beneficiaries) (the "Seller Benefit Plans", and together with the Company Benefit Plans, the "Business Benefit Plans"). For purposes of this Agreement, "Employee Benefit Plan" means (i) any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) other than a "multiemployer plan" (as defined in
Section 4001(a)(3) of ERISA) (a "Multiemployer Plan"), (ii) any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and (iii) any other written or oral plan, agreement or arrangement involving compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, or fringe benefits, but excluding any Employee Benefit Plan required to be maintained or contributed to under foreign law. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code),
(ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under
Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company. Complete and accurate copies of all Business Benefit Plans, all related trust agreements, insurance contracts, summary plan descriptions, and the most recent Form 5500 annual reports have been made available to the Buyer.

          (b) Neither the Company nor the Seller has any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional Business Benefit Plan; (ii) to modify or change any Business Benefit Plan; or (iii) to maintain for any period of time any Business Benefit Plan.

          (c) The Business Benefit Plans that are intended to be qualified under
Section 401(a) of the Code are so qualified and have received determination letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, or the period for obtaining such a determination letter has not yet closed.

          (d) Neither the Company, the Seller nor any ERISA Affiliate has ever maintained or been required to contribute to any Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA or to any Multiemployer Plan.

          (e) No act or omission has occurred and no condition exists with respect to any Business Benefit Plan maintained by the Company, the Seller, any of their respective Affiliates or any ERISA Affiliate that would subject the Company or the Buyer to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code (other than liabilities for benefits accrued under Business Benefit Plans for Employees and their beneficiaries).

          (f) No prohibited transactions as defined in Section 406 of ERISA or
Section 4975 of the Code with respect to any Business Benefit Plan for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code have occurred that would result in a material liability to the Company; all filings required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or, to the knowledge of the Company, threatened with respect to any of the Business Benefit Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of the Business Benefit Plans; and the Business Benefit plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder.

          (g) There are no obligations under any Business Benefit Plan providing welfare benefits after retirement or other termination of employment to any Employee (or to any beneficiary of any such employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or other similar applicable laws.

          (h) The consummation of the transactions contemplated by this Agreement will not result in the payment or series of payments by the Company to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code; entitle any employee or former employee of the Company to severance pay or any other payment from the Company; or accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any Business Benefit Plan (including vacation and sick pay).

          (i) The Company Benefit Plans that are intended solely for the benefit of the Canadian Employees (as defined in Section 9.1) are maintained by the Company in material accordance with the applicable laws of the Province of Ontario, Canada.

     2.18 Environmental Matters.

          (a) For purposes of this Agreement, the following terms have the meanings provided below.

               (i) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Materials of Environmental Concern).

               (ii) "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.

               (iii) "Materials of Environmental Concern" means any hazardous substance, pollutant or contaminant, as those terms are defined under or regulated by the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any other Environmental Law, solid waste and hazardous waste, as those terms are defined under or regulated by the Federal Resource Conservation and Recovery Act (as in effect on the date of this Agreement) or any other Environmental Law and/or oil, petroleum and/or petroleum products (including, without limitation, any constituent thereof), asbestos and/or radon.

               (iv) "Environmental Law" means any foreign, federal, state, provincial, or municipal statute, rule or regulation as in effect on the Closing Date relating to the protection of the Environment or occupational health and safety, including, without limitation, any statute or regulation pertaining to
(A) the presence, manufacture, processing, use, treatment, storage, disposal, transportation, handling or generation of Materials of Environmental Concern;
(B) air, water and noise pollution; (C) groundwater and soil contamination; or
(D) the Release or threatened Release of Materials of Environmental Concern to the Environment.

               (v) "Environmental Matters" means any legal obligation or liability arising under Environmental Law.

               (vi) "Off-Site Liabilities" means Environmental Matters resulting from any transportation, treatment, storage, disposal or Release, or the arrangement therefor, in connection with the Business of any Materials of Environmental Concern, to or at any property, location, site or facility other than a Company Property.

               (vii) "Company Properties" means the Leased Real Property.

          (b) The Company's operations at the Company Properties are in compliance with applicable Environmental Laws and the Company has timely provided any required reports or notices required by any Environmental Law in accordance with such Environmental Law, except for any failure to comply with Environmental Laws that would not reasonably be expected to result in a Company Material Adverse Effect.

          (c) The Company has no knowledge of any Environmental Matters or Off-Site Liabilities against the Company. There is no pending civil or criminal litigation, written notice of violation or formal administrative proceeding, investigation or claim relating to any Environmental Law involving the Company, any of the Company Properties or any property formerly owned or operated by the Company, except for any such litigation, notice, proceeding, investigation or claim that would not reasonably be expected to result in a Company Material Adverse Effect.

          (d) The Company has those permits, licenses and approvals required under Environmental Law to operate the Company Properties as currently operated by the Company in accordance with Environmental Law, except for any such permits, licenses or approvals the absence of which would not reasonably be expected to result in a Company Material Adverse Effect. The Company does not generate material amounts of hazardous waste.

          (e) Since April 22, 1999, no Materials of Environmental Concern have been Released by the Company or, to the Company's knowledge, by any other person or entity, at any Company Property or any property formerly owned or operated by the Company, except for any such Release that would not reasonably be expected to result in a Company Material Adverse Effect.

          (f) No underground storage tanks are located on the Company Property and since April 22, 1999, the Company has not owned or operated any underground storage tanks at any property. No asbestos is present in any of the improvements of the Company Property.

          (g) The Company has provided Buyer with complete copies of all environmental site assessments or audits in the Company's possession or control related to any Company Property.

          (h) The Parties agree that the only representations and warranties of the Seller herein as to any Environmental Matters or any other obligation or liability with respect to Matters of Environmental Concern are those contained in this Section 2.18. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 2.15, 2.19 and 2.20 do not relate to Environmental Matters.

          (i) The Company has not assumed liabilities relating to material Materials of Environmental Concern or Environmental Laws of any person or entity.

     2.19 Legal Compliance. Each of the Company and the Business is in compliance with all applicable laws (including rules and regulations thereunder) of any federal, state or foreign government, or any Governmental Entity, currently in effect, except where the failure to comply therewith would not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor the Seller has received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply. Except as set forth in Section
2.19 of the Disclosure Schedule, the Company has in effect agreements with its customers that satisfy the requirements of either 45 CFR Section 164.504(e) or
Section 164.532(e) in all material respects, and the Company is not in material breach of any such agreements.

     2.20 Permits. The Disclosure Schedule lists all material permits, licenses, franchises or authorizations from any Governmental Entity relating to the Business (collectively, the "Permits"). Each Permit listed in the Disclosure
Schedule is in full force and effect and the Company is not in violation of or default under any Permit and no suspension or cancellation of any such Permit has been threatened in writing, except for any violation, default, suspension or cancellation that would not reasonably be expected to result in a Company Material Adverse Effect.

     2.21 Brokers' Fees. Neither the Company nor the Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement that would constitute a liability of the Company, other than the fees of Broadview International LLC, which fees shall be the sole responsibility of the Seller.

     2.22 Customers and Suppliers. The Disclosure Schedule sets forth a list of
(a) the top 10 customers, by consolidated revenue, of the Business during the last full fiscal year and the interim period through the Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Business. None of these customers or suppliers has indicated to the Seller or the Company that it intends to terminate its relationship with the Company or reduce its use of the services of the Business.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date hereof.

     3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

     3.2 Authority. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and such Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by the Buyer and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Seller, constitutes or will constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

     3.3 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act and applicable foreign antitrust or trade regulation laws, neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer will be a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will, directly or indirectly:

          (a) conflict with or violate any provision of the charter or bylaws of the Buyer;

          (b) require on the part of the Buyer any material filing with, or material permit, authorization, consent or approval of, any Governmental Entity;

          (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which the Buyer is a party or by which the Buyer is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement (a "Buyer Material Adverse Effect") or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

          (d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, the Buyer or any of its properties or assets.

     3.4 Litigation. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to the Buyer's knowledge, threatened against, the Buyer which would reasonably be expected to result in a Buyer Material Adverse Effect. For purposes of this Section 3.4, the phrase, "to the knowledge of the Buyer" or any phrase of similar import shall mean and be limited to the actual knowledge of the following individuals: Steve Simpson, Tony James and Antoine Abdallah.

     3.5 Investment Intent. The Buyer is acquiring the Stock for investment for its own account and not with a view to the distribution of any part thereof. The Buyer acknowledges that the Stock has not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. The Buyer further acknowledges that (a) it has such knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Stock, (b) it can bear the economic risk of an investment in the Stock for an indefinite period of time and (c) it has had the opportunity to conduct an independent due diligence review of the Business.

     3.6 Financing. The Buyer has, and at the Closing will have, sufficient sources of financing in order to consummate the transactions contemplated by the Agreement and to fulfill its obligations hereunder, including without limitation payment to the Seller of the Purchase Price at the Closing. The financing required to consummate the transactions contemplated hereby is collectively referred to as the "Financing". True and correct copies of any documentation relating to the Financing have been provided to the Seller. As of the date hereof, the Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available on a timely basis for the transactions contemplated by this Agreement.

     3.7 Warranty. This Agreement, the Transition Services Agreement, the Disclosure Schedule and the other Schedules to this Agreement (collectively, the "Transaction Documents"), contain the sole and exclusive representations and warranties of the Seller to the Buyer in connection with the transactions contemplated hereby, and the Buyer acknowledges and agrees that the Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in the Transaction Documents, including any implied warranty as to condition, merchantability, or suitability as to any of the assets of the Company or the Business.

                                   ARTICLE IV
                              PRE-CLOSING COVENANTS

     4.1 Closing Efforts; Hart-Scott-Rodino Act.

          (a) Subject to the terms hereof, including Sections 4.1(b) and 4.1(c), each of the Parties shall use reasonable commercial efforts to take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including using reasonable commercial efforts to:

               (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Seller or the Buyer in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

               (ii) notwithstanding (i) above, the Seller shall use reasonable commercial efforts to take all actions and do all things reasonably necessary or advisable to obtain from any third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (collectively, the "Third Party Consents"), and the Buyer agrees to reasonably cooperate in obtaining any Third Party Consents upon request of the Seller;

               (iii) make all necessary filings, registrations and notices (collectively, the "Governmental Filings"), and thereafter make any other required submissions, with respect to this Agreement required under (A) the Hart-Scott-Rodino Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws") and any related governmental request thereunder, and (B) any other similar applicable law (domestic or foreign);

               (iv) use reasonable commercial efforts in the defense of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and

               (v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (b) Subject to Section 4.1(c), the Seller shall bear any out-of-pocket costs associated with obtaining such waivers, permits, consents, approvals or other authorizations. The Seller and the Buyer shall cooperate with each other in connection with the making of all such filings. The Seller and the Buyer shall use their respective reasonable commercial efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law, rules or regulations in connection with the transactions contemplated by this Agreement.

          (c) Subject to the terms hereof, the Buyer and the Seller agree to cooperate and to use their respective reasonable commercial efforts to obtain any government clearances or approvals required for Closing under the Antitrust Laws, to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Antitrust Law or which is otherwise required to consummate the transactions contemplated by this Agreement. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to any Antitrust Law. In furtherance and not in limitation of the foregoing, each of the Buyer and the Seller agrees to make an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Act (and to make such other filings as are required under the Antitrust Laws) with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the Hart-Scott-Rodino Act (or pursuant to other Antitrust Laws). The Buyer shall bear the filing fees associated with such filings under the Hart-Scott-Rodino Act and applicable foreign antitrust or trade regulation laws. Each Party will consult with counsel for the other Parties as to, and will permit such counsel to participate fully in, any litigation referred to in this Section 4.1(c) and in Section 4.1(a)(iii) above.

     4.2 Operation of Business.

          (a) Except as contemplated by this Agreement or as set forth on
Schedule 4.2 hereto, during the period from the date of this Agreement until the Closing Date, the Seller shall cause the Company to use reasonable commercial efforts to, conduct the operations of the Business in the ordinary course. Without limiting the generality of the foregoing, prior to the Closing, neither the Company nor the Seller with respect to the Business shall, without the prior written consent of the Buyer:

               (i) authorize, issue, sell or transfer any capital stock of the Company or any other securities of the Company, including any securities convertible or exercisable into or exchangeable for any capital stock or other securities of, or any warrants, options or other rights to acquire any capital stock or other securities of the Company;

               (ii) change or authorize any change in the charter or by-laws of the Company;

               (iii) merge or consolidate the Company with any other person or entity;

               (iv) sell, assign or transfer any portion of the assets of the Company or the Business in a single transaction or series of related transactions in an amount in excess of $600,000, except for sales in the ordinary course of business and sales, assignments or transfers of assets not used or useful in the Business.

               (v) incur or guarantee any indebtedness for borrowed money, except in the ordinary course of business;

               (vi) grant any rights to severance benefits, "stay pay" or termination pay to any Employee or increase the compensation or other benefits payable or potentially payable to any Employee under any previously existing severance benefits, "stay-pay" or termination pay arrangements;

               (vii) make any capital expenditures or commitments therefor in an amount in excess of $600,000 in the aggregate;

               (viii) acquire any operating business, whether by merger, stock purchase or asset purchase;

               (ix) enter into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any Employee or hire any Employee whose annual base salary exceeds $100,000;

               (x) materially amend the terms of any existing Business Benefit Plan, except as required by law;

               (xi) materially change its accounting principles, methods or practices, except in each case to conform to changes in GAAP;

               (xii) enter into any contract or agreement except for customer contracts in the ordinary course of business;

               (xiii) terminate any contract or agreement except for contracts or agreements involving a payment to be made by or to the Company of less than $250,000; or

               (xiv) agree in writing or otherwise to take any of the foregoing actions.

          (b) Notwithstanding the limitations set forth in paragraph (a) above, the Company shall be permitted to (i) accept capital contributions and loans from the Seller or any of the Seller's Affiliates and (ii) use any and all cash, cash equivalents and other short term liquid investments of the Business to make dividends, distributions or other payments to the Seller or any of the Seller's Affiliates. The Buyer agrees that prior to the Closing, the Company shall be permitted to pay a dividend to the Seller of all of the Company's cash, cash equivalents and other short-term liquid investments, which dividend shall not in and of itself constitute a breach of any representation, warranty, covenant or other agreement of the Seller contained in this Agreement.

     4.3 Access.

          (a) The Seller shall permit the representatives of the Buyer to have access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business. Notwithstanding the foregoing, the Seller shall not be obligated (i) to provide any information, documents or access to any person unless the Buyer is responsible, pursuant to the terms of the Nondisclosure and Nonuse Agreement, dated as of November 19, 2002 (the "Confidentiality Agreement"), between the Seller and Parthenon Capital LLC, an Affiliate of the Buyer (it being understood that the Buyer agrees to be bound by the Confidentiality Agreement as if it were a party thereto), for the use and disclosure of any information obtained by such person from the Seller, or such person enters into a confidentiality agreement with the Seller on terms that are substantially the same as those set forth in the Confidentiality Agreement or (ii) to provide any information, documents or access that would (A) violate the provisions of any applicable laws or regulations (including without limitation those relating to security clearance or export controls) or (B) cause the loss of the attorney-client privilege with respect thereto. Prior to the Closing, the Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of the Seller or the Company in connection with the transactions contemplated by this Agreement, except with the prior consent of the Seller.

          (b) The Buyer and the Seller acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by the Seller or any of the Seller's Affiliates to the Buyer pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement, insofar as it covers information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

          (c) Notwithstanding any provision of this Agreement to the contrary, the Buyer and its representatives shall not have any access at any time prior to the Closing to any information regarding pending or proposed bids for new contracts or subcontracts or any related information where the Buyer or an Affiliate of the Buyer also has submitted or intends to submit a bid for such contract or subcontract.

     4.4 Exclusivity. The Seller shall not, and shall use its best efforts to cause its Affiliates and each of their respective officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit or encourage any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, business combination, sale of stock or sale of assets (other than sales of assets in the ordinary course of business) involving the Company or the Business (other than as part of a sale of the Seller substantially in its entirety) or (ii) engage in discussions or negotiations with, or provide any non-public information to, any party (other than the Buyer) concerning any such transaction.

     4.5 Schedules. The Seller shall be entitled to submit to the Buyer, from time to time between the date hereof and the Closing Date, written updates to the Disclosure Schedule and other Schedules hereto disclosing in reasonable detail any events or developments that occurred or any information learned between the date of this Agreement and the Closing Date. The Seller's representations and warranties contained in this Agreement shall be construed for all purposes of this Agreement (including without limitation Section 5.1, and Article VI) in accordance with the Disclosure Schedule and other Schedules hereto, as so updated; provided that the Buyer shall have the right to terminate this Agreement as a result of any such update to the Disclosure Schedule in accordance with Section 8.1(c).

     4.6 Elimination of Intercompany Items. Effective as of the Closing, all payables, receivables, liabilities and other obligations between the Company, on the one hand, and the Seller and its Affiliates (other than the Company), on the other hand, shall be eliminated.

     4.7 Resignations. The Seller shall cause individuals serving as directors or executive officers of the Company to resign from the board of directors of the Company and from all positions as executive officers of the Company effective upon the Closing.

                                    ARTICLE V
                         CONDITIONS PRECEDENT TO CLOSING

     5.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

          (a) the representations and warranties of the Seller set forth in
Article II shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, in the aggregate, in a Company Material Adverse Effect (it being agreed that any materiality or Company Material Adverse Effect qualifications in particular representations and warranties shall be disregarded in determining whether such inaccuracies would have a Company Material Adverse Effect for purposes of this Section 5.1(a));

          (b) the Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

          (c) no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to enjoin, prevent or delay consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining, preventing or delaying the consummation of the transactions contemplated by this Agreement shall be in effect;

          (d) the Seller shall have delivered to the Buyer a certificate (the "Seller Certificate") to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, the Seller, the Business or the Company) of this Section 5.1 is satisfied;

          (e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and applicable foreign antitrust or trade regulation laws shall have expired or otherwise been terminated, except (in the case of foreign antitrust or trade regulation laws) where the consummation of the transactions contemplated by this Agreement before the expiration or other termination of any such waiting period under applicable foreign antitrust or trade regulation law would not reasonably be expected to result in a Company Material Adverse Effect;

          (f) the Seller shall have (i) obtained all Third Party Consents and effected all Governmental Filings listed in Schedule 5.1(f)(i) and (ii) obtained any other Third Party Consent and effected any other Governmental Filing which, if not obtained or effected would reasonably be expected to result in a Company Material Adverse Effect (it being understood that the failure to obtain or effect any or all of the Third Party Consents and Governmental Filings listed in
Schedule 5.1(f)(ii) would not reasonably be expected to result in a Company Material Adverse Effect);

          (g) the Buyer shall have received evidence reasonably satisfactory to it that all security interests granted to Heller Healthcare Finance, Inc. in the assets of the Company and the Stock have been released; and

          (h) the Buyer shall have received such other customary certificates (such as certificates of good standing of the Seller in its jurisdiction of incorporation and the Company in its jurisdiction of incorporation and jurisdictions where it is qualified to do business and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

     5.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Seller) of the following conditions:

          (a) the representations and warranties of the Buyer set forth in
Article III shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, in the aggregate, in a Buyer Material Adverse Effect (it being agreed that any materiality or Buyer Material Adverse Effect qualifications in particular representations and warranties shall be disregarded in determining whether such inaccuracies would have a Buyer Material Adverse Effect for purposes of this Section 5.2(a));

          (b) the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

          (c) no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to enjoin, prevent or delay consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining, preventing or delaying consummation of the transactions contemplated by this Agreement shall be in effect;

          (d) the Buyer shall have delivered to the Seller a certificate (the "Buyer Certificate") to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, the Buyer) of this Section 5.2 is satisfied;

          (e) the Buyer shall have either (i) effected a replacement arrangement with respect to Seller's guarantee (the "Seller Guarantee") of the Company's obligations under the Office Lease Agreement between the Company and Franklin Templeton Investor Services, LLC, dated as of October 8, 2001 (the "Franklin Templeton Lease"), reasonably satisfactory to the Seller, or (ii) delivered to the Seller an irrevocable standby letter of credit in favor of the Seller in an initial amount (the "Initial Amount") equal to the net present value (determined using a 1% discount factor) of the aggregate lease payments (including without limitation rent, taxes, penalties, late fees and other pass through expenses) due under the Lease as of the Closing Date, issued by a bank rated A or better by Standard & Poor's, in form and substance reasonably satisfactory to the Seller; provided, however, that the Initial Amount shall be recalculated on each anniversary of the Closing Date to be an amount equal to the net present value (determined using a 1% discount factor) of the aggregate lease payments (including without limitation rent, taxes, penalties, late fees and other pass through expenses) due under the Lease as of such anniversary date.

          (f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and applicable foreign antitrust or trade regulation laws shall have expired or otherwise been terminated, except (in the case of foreign antitrust or trade regulation laws) where the consummation of the transactions contemplated by this Agreement before the expiration or other termination of any such waiting period under applicable foreign antitrust or trade regulation law would not reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Seller or the ability of the Seller to consummate the transactions contemplated by this Agreement;

          (g) the Seller shall have (i) obtained all Third Party Consents and effected all Governmental Filings listed in Schedule 5.1(f)(i) and (ii) obtained any other Third Party Consent and effected any other Governmental Filing which, if not obtained or effected, would reasonably be expected to result in a Company Material Adverse Effect (it being understood that the failure to obtain or effect any or all of the Third Party Consents and Governmental Filings listed in

Schedule 5.1(f)(ii) would not reasonably be expected to result in a Company Material Adverse Effect); and

          (h) the Seller shall have received such other customary certificates (such as a certificate of good standing of the Buyer in its jurisdiction of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VI
                                 INDEMNIFICATION

     6.1 Indemnification by the Seller. Subject to the terms and conditions of this Article VI, from and after the Closing, the Seller shall indemnify the Buyer and its Affiliates in respect of, and hold the Buyer and its Affiliates harmless against, any and all liabilities, monetary damages, fines, fees, penalties, costs and expenses (including, without limitation, costs of investigation and reasonable attorneys' fees and expenses) (collectively, "Damages") incurred or suffered by the Buyer or any Affiliate thereof resulting from or constituting:

          (a) any breach of a representation or warranty made by the Seller contained in this Agreement or any other Transaction Document;

          (b) any failure by the Seller to perform any covenant or agreement contained in this Agreement or any Ancillary Agreement;

          (c) any claims made within three years following the Closing Date by any independent contractor of the Company that the use of the Designated Intellectual Property designed by such independent contractor prior to the Closing Date by the Company within the scope of the Business violated any intellectual property rights of such independent contractor;

          (d) the claim made by Epic Management, L.P. described in Section 2.15 of the Disclosure Schedule; and

          (e) any claim made by a customer of the Business (other than the claim referred to in Section 6.1(d) above) relating to alleged errors in billing on invoices for services rendered by the Company prior to the Closing Date based on the Company's character counting methodology, provided that such claim is not asserted by a customer as a result of or following any investigation, solicitation or other communication with that customer initiated by the Buyer or any of its Affiliates.

     6.2 Indemnification by the Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, the Buyer shall indemnify the Seller and its Affiliates in respect of, and hold the Seller and its Affiliates harmless against, any and all Damages incurred or suffered by the Seller or any Affiliate thereof resulting from or constituting:

          (a) any breach of a representation or warranty made by the Buyer contained in this Agreement or any other Transaction Document; and

          (b) any failure by the Buyer to perform any covenant or agreement contained in this Agreement or any Ancillary Agreement.

     6.3 Claims for Indemnification.

          (a) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (as defined below) shall be made in accordance with the following procedures. A person entitled to indemnification under this
Article VI (an "Indemnified Party") shall give prompt written notification to the person from whom indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third-party claim and the amount of the Damages claimed. The failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party's failure to give such notice. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered "Damages" for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

          (b) Procedure for Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI shall deliver to the Indemnifying Party a written notice (a "Claim Notice") which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. The failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced by the

Indemnified Party's failure to give such notice. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by certified check or by wire transfer), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by certified check or by wire transfer), or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 11.12.

     6.4 Survival; Right to Indemnification.

          (a) The representations and warranties of the Seller and the Buyer set forth in this Agreement, the Seller Certificate and the Buyer Certificate shall survive the Closing and the consummation of the transactions contemplated hereby and continue for 18 months following the Closing Date, at which time they shall expire. Notwithstanding the foregoing, (i) the representations and warranties of the Seller contained in Sections 2.1, 2.2 and 2.3 and of the Buyer contained in Sections 3.1 and 3.2 shall survive the Closing and the consummation of the transactions contemplated hereby without limitation, and (ii) the representations and warranties of the Seller contained in Sections 2.8, 2.17,
2.18 and 2.21 shall survive for the applicable statute of limitations plus 60 days.

          (b) If an indemnification claim is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

          (c) Notwithstanding anything to the contrary contained herein, any claims for indemnification pursuant to Sections 6.1(d) or 6.1(e) must be made by the Buyer within the statute of limitations applicable to the customer contract which is the subject of such claim.

          (d) Notwithstanding anything to the contrary contained herein, the Buyer shall not be entitled to indemnification under this Article VI with respect to any events or developments disclosed to the Buyer in an update to the Disclosure Schedule pursuant to Section 4.5 hereof.

     6.5 Limitations.

          (a) Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement:

               (i) the Seller shall be liable with respect to claims under Sections 6.1(a) and 6.1(e) for only that portion of the aggregate Damages related to such claims, considered together, which exceeds $600,000; and

               (ii) the aggregate liability of the Seller for all Damages under this Article VI shall not exceed an amount equal to twenty-five percent (25%) of the Adjusted Purchase Price;

provided, further, that (X) the foregoing limitations in Sections 6.5(a)(i) shall not apply to claims for indemnification pursuant to Section 6.1(d) and (Y) the foregoing limitations in Sections 6.5(a)(i) and and (ii) shall not apply to
(A) claims based upon fraud, (B) claims for indemnification pursuant to Sections 6.1(b) and (c), (C) any payments made pursuant to Article VII, (D) claims for indemnification pursuant to Section 6.1(a) by reason of a breach of a representation or warranty contained in Sections 2.1, 2.2, 2.3, 2.8, 2.17, 2.18 or 2.21, or (E) any payment made by the Seller pursuant to Section 1.4.

          (b) In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article VI that are consequential, in the nature of lost profits, diminution in the value of property, special or punitive or otherwise not actual damages; provided, however, Damages shall include all amounts required to be paid to third parties (without regard to whether such Damages include amounts that are consequential, in the nature of lost profits, diminution in the value of property, special or punitive or otherwise not actual damages). Each Party shall (and shall cause its Affiliates
to) use reasonable commercial efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to it under this Article VI.

          (c) Effective as of the Closing, (i) the Buyer hereby waives and releases (and shall cause the Company to waive and release), any claim the Company may have against the Seller or its Affiliates as of the Closing Date, other than claims arising out of this Agreement, and (ii) the Seller hereby waives and releases any claim the Seller may have against the Company as of the Closing Date, other than claims arising out of this Agreement.

          (d) The amount of Damages recoverable by an Indemnified Party under this Article VI with respect to an indemnity claim shall be reduced by the amount of any payment received by such Indemnified Party (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier. An Indemnified Party shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Damages it incurs, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this Article VI with respect to such claim plus the amount of the insurance payments received, over (B) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VI.

          (e) Except with respect to claims based on fraud and claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement or the Ancillary Agreements, the rights of the Indemnified Parties under this Article VI and
Article VII shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims covered by Section 6.1,
Section 6.2 or Article VII or otherwise relating to the transactions that are the subject of this Agreement. Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.

     6.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price.

                                   ARTICLE VII
                                   TAX MATTERS

     7.1 Preparation and Filing of Tax Returns; Payment of Taxes.

          (a) The Seller shall be responsible for the preparation and filing of all Tax Returns for any Income Taxes (as hereinafter defined) of the Company for all taxable periods that end on or before the Closing Date and all other Tax Returns of the Company required to be filed (taking into account extensions) prior to the Closing Date. For purposes of this Agreement, "Income Taxes" shall mean any Taxes imposed upon or measured by net income. The Seller shall make or cause to be made all payments required with respect to any such Tax Returns whether or not shown thereon. The Buyer shall promptly reimburse the Seller for the amount of any such Taxes paid by the Seller (i) to the extent such Taxes are attributable (as determined under Section 7.2 hereof) to periods following (or deemed pursuant to Section 7.2(b) to follow) the Closing Date and (ii) to the extent of any reserves for Taxes on the Closing Balance Sheet (the "Tax Reserves") taken into account in determining the Final W.C.

          (b) The Buyer shall be responsible for the preparation and filing of all other Tax Returns for the Company. The Buyer shall make all payments required with respect to any such Tax Returns whether or not shown thereon; provided, however, that the Seller shall promptly reimburse the Buyer for the amount of any such Taxes paid by the Buyer to the extent such Taxes are attributable (as determined under Section 7.2 hereof) to any period ending (or deemed pursuant to Section 7.2(b) to end) on or before the Closing Date to the extent such portion of the payment exceeds the amount of the Tax Reserves taken into account in determining the Final W.C.

          (c) Any Tax Return to be prepared and filed for taxable periods beginning before the Closing Date and ending after the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return, and the Buyer shall consult with the Seller concerning each such Tax Return and report all items with respect to the period ending on the Closing Date in accordance with the instructions of the Seller; provided, however, that if the Buyer is advised by counsel that the filing of any Tax Return and the reporting on such Tax Return of any item in accordance with the instructions of the Seller may subject the Buyer to any penalties or fines, the Buyer may file such Tax Return without regard to the Seller's instructions relating to such item. The Buyer shall provide the Seller with a copy of each proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Seller) at least 20 days prior to the filing of such Tax Return.

          (d) The Buyer and the Seller shall each be responsible for the payment of fifty percent (50%) of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement.

     7.2 Allocation of Certain Taxes.

          (a) The Buyer and the Seller agree that if the Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Seller shall treat such day as the last day of a taxable period. The Buyer and the Seller agree that they will treat the Company as if it ceased to be part of the affiliated group of corporations of which the Seller is a member within the meaning of Section 1504 of the Code, and any comparable or similar provision of state, local or foreign laws or regulations, as of the close of business on the Closing Date.

          (b) Any Taxes of the Company for a taxable period beginning before the Closing Date and ending after the Closing Date shall be paid by the Buyer, and the Taxes for such period shall be apportioned for purposes of Section 7.1 between the Seller and the Buyer based on the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and for purposes of the provisions of Sections 7.1 and 7.3, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). Taxes allocable to a portion of such period shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 7.1(d), the amount which would be payable if the portion of the period were a separate taxable year, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period and the denominator of which is the number of calendar days in the entire period.

     7.3 Refunds and Carrybacks.

          (a) The Seller shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes of the Company attributable to taxable periods ending (or deemed pursuant to Section 7.2(b) to end) on or before the Closing Date.

          (b) The Buyer and/or its Affiliates, as the case may be, shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes of the Company attributable to taxable periods beginning (or deemed pursuant to Section 7.2(b) to begin) after the Closing Date.

          (c) The Buyer shall forward to or reimburse the Seller for any such refunds (including any interest paid thereon) or credits due the Seller after receipt thereof, and the Seller shall promptly forward to the Buyer or reimburse the Buyer for any such refunds (including any interest paid thereon) or credits due the Buyer after receipt thereof.

          (d) The Buyer and the Seller agree that, with respect to any Tax, the Company shall not carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date to any taxable period ending on or before the Closing Date.

     7.4 Cooperation on Tax Matters; Tax Audits.

          (a) The Buyer and the Seller and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages to the extent related to the Company illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party's possession requested by the Party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable governmental authority responsible for the imposition of Taxes (the "Taxing Authority") which relate to the Company, and providing copies of all relevant Tax Returns to the extent related to the Company, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested Party may possess. The Buyer and the Seller and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

          (b) The Seller shall have the right, at its own expense, to control any audit or examination by any Taxing Authority ("Tax Audit"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes of the Company for any taxable period ending on or before the Closing Date; provided that, with respect to any item the adjustment of which may cause the Buyer or the Company to become obligated to pay additional Taxes with respect to periods ending after the Closing Date that Buyer or the Company would not have paid in the absence of such adjustment, the Seller shall consult with the Buyer with respect to the resolution of any issue that would affect the Company or the Buyer, and shall not settle any such issue, or file any claim for refund or file any amended Tax Return relating to such issue, without the consent of the Buyer, which consent may not be unreasonably withheld. The Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes of the Company; provided that, with respect to (i) any state, local or foreign Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date and (ii) any item the adjustment of which may cause the Seller to become obligated to make any payment pursuant to Section 7.1(a) hereof, the Buyer shall consult with the Seller with respect to the resolution of any issue that would affect the Seller, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of the Seller, which consent may not be unreasonably withheld. Where consent to a settlement is withheld by the Seller pursuant to this Section 7.4(b), the Seller may continue or initiate any further proceedings at its own expense, provided that any liability of the Buyer, after giving effect to this Agreement, shall not exceed the liability that would have resulted had the Seller not withheld its consent.

     7.5 Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated prior to the Closing Date and, after the Closing Date, the Buyer and its Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

     7.6 Retention of Carryovers. The Seller shall not elect to retain any net operating loss carryovers or capital loss carryover of the Company and any of its subsidiaries under Treasury Regulation 1.1502-20(g).

     7.7 Scope of Article VII. Any claim by any Party relating to a breach by another Party of its obligations under this Article VII shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article VI. Notwithstanding the foregoing or any other term or condition of Article VI, (i) claims for a breach of an obligation under this Article VII may be made by a Party at any time prior to the 60th day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates and (ii) to the extent there is any inconsistency between the terms of Article VI and this Article VII with respect to the allocation of responsibility between the Seller and the Buyer for Taxes of the Company, the provisions of this Article VII shall govern.

                                  ARTICLE VIII
                                   TERMINATION

     8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.1(a) or Section 5.1(b) not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Seller of written notice of such breach;

          (c) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller provides an update to the Disclosure Schedule or other Schedule hereto pursuant to Section 4.5 which contains information that, absent such disclosure and the provisions of Section 4.5 permitting the update of representations and warranties, would have the effect of causing the condition set forth in Section 5.1(a) not to be satisfied, and the Seller fails to cure the event or condition causing the failure of such condition within 20 days following delivery by the Buyer to the Seller of written notice under this
Section 8.1(c);

          (d) the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.2(a) or Section 5.2(b) not to be satisfied and
(ii) is not cured within 20 days following delivery by the Seller to the Buyer of written notice of such breach;

          (e) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before June 30, 2003, provided, however, in the event the Parties receive a second request for information or materials pursuant to the Hart-Scott-Rodino Act or other Antitrust Law, such date shall be August 31, 2003 by reason of the failure of any condition precedent under Section 5.1 (unless the failure results exclusively or primarily from a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement); and

          (f) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before June 30, 2003, provided, however, in the event the Parties receive a second request for information or materials pursuant to the Hart-Scott-Rodino Act or other Antitrust Law, such date shall be August 31, 2003 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results exclusively or primarily from a breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement).

     8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties. Notwithstanding the foregoing, termination of this Agreement shall not relieve any Party for any breach by such Party, prior to the termination of this Agreement, of any covenant or agreement (but not any representation or warranty) contained in this Agreement or impair the right of any Party to obtain such remedies as may be available to it in law or equity with respect to such a breach by any other Party.

                                   ARTICLE IX
                                EMPLOYEE MATTERS

     9.1 Offer of Employment; Continuation of Employment. The Parties hereto intend that there shall be continuity of employment with respect to all employees of the Company (each, an "Employee"). The Buyer may, in its sole discretion, offer employment to any or all employees of IDX Canada Inc., a Washington corporation and a wholly owned subsidiary of the Seller, exclusively or primarily engaged in the Business (each, a "Canadian Employee").

     9.2 Cessation of Business Benefit Plan Participation; 401(k) Plan Matters. Except as otherwise provided in this Article IX or as otherwise required by applicable law, the Employees shall cease to participate in or accrue further benefits under the Seller Benefit Plans immediately prior to the Closing but shall continue to participate in or accrue further benefits under the Company Benefit Plans. Effective as of the Closing, all Employees who participate in the defined contribution plan qualified under Section 401 of the Code sponsored by the Seller (the "Seller's 401(k) Plan") shall cease to participate in said plan. The Buyer shall establish, if it does not already maintain, a defined contribution plan qualified under Section 401 of the Code and which includes a cash or deferred arrangement which qualifies under Section 401(k) of the Code (the "Buyer's 401(k) Plan"). As soon as practicable after the Closing Date, the Seller shall cause the transfer of (i) the account balances of the current employees of the Company who participate under the Seller's 401(k) Plan including outstanding loans of such persons and (ii) assets having a value equal to said account balances to the Buyer's 401(k) Plan. The Buyer shall, prior to the Closing, notify the Seller in writing of the identity of the Buyer's 401(k) Plan and shall cause the Buyer's 401(k) Plan to accept the transfers referred to in the prior sentence. The assets transferred shall consist of the assets allocated under the Seller's 401(k) Plan to the accounts of current employees of the Company, including promissory notes evidencing outstanding loans of such persons. The transfer shall take place as soon as practicable after the Closing. From and after the Closing, the Buyer shall assume all responsibility for the management and administration of the account balances of the current employees of the Company under the Seller's 401(k) Plan and the Seller shall have no further obligations with respect thereto.

     9.3 Employment Related Liabilities. The Buyer shall assume liability for and shall pay directly to the appropriate Employee (or reimburse the Seller for amounts that the Seller pays to any such Employee) any amounts to which any Employee becomes entitled under any Business Benefit Plan or employment agreement or individual arrangement, applicable law or otherwise that exists or arises (or may be deemed to exist or arise) as a result of, or in connection with (i) the transactions contemplated by this Agreement to the extent related to Armando Jackson, Connie L. Symes, or Janet A. Ferlita, (ii) the Buyer's failure to offer employment or to employ the Employees in accordance with
Section 9.1 or applicable local law, (iii) the employment of any Employee on or after the Closing Date, (iv) any change or proposed change to the remuneration, benefits, terms and conditions of employment, or the working conditions of any Employee after the Closing Date and (v) the termination of employment of any Employee on or after the Closing Date. The Buyer shall assume liability for and shall pay directly to the appropriate Canadian Employee (or reimburse the Seller for amounts that the Seller pays to any such Canadian Employee) any amounts to which any Canadian Employee becomes entitled under applicable laws that exist or arise (or may be deemed to exist or arise) as a result of, or in connection with, the Buyer's decision not to offer employment to any Canadian Employee.

     9.4 Welfare Plans. With respect to any employee benefit plan, agreement, program, policy or arrangement of the Buyer that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) or any plan directly or indirectly maintained or contributed to by the Buyer providing similar benefits to an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), the Buyer shall (a) cause to be waived any pre-existing condition limitations or actively-at-work requirements and (b) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, each Canadian Employee who accepts the Buyer's offer of employment and who commences working with the Buyer on the Closing Date and each Employee on the Closing Date (collectively, the "New Buyer Employees") with respect to similar plans maintained by the Seller or any of its Affiliates for such New Buyer Employees immediately prior to the Closing Date. The Buyer shall make appropriate arrangements to allow the use by New Buyer Employees of any amounts available under any cafeteria plan or flexible spending account (as defined in Section 125 of the Code) which was maintained by the Seller or any of its Affiliates for such New Buyer Employees.

     9.5 Accrued Personal, Sick or Vacation Time. With respect to any accrued but unused personal, sick or vacation time to which any New Buyer Employee is entitled pursuant to the personal, sick or vacation policies applicable to such New Buyer Employee immediately prior to the Closing Date, the Buyer shall assume the liability for such accrued personal, sick or vacation time and allow such New Buyer Employee to use such accrued personal, sick or vacation time in accordance with the Buyer's personal, sick or vacation policies.

     9.6 U.S. WARN Act. The Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act ("WARN") and any other similar applicable law and to otherwise comply with any such law with respect to any "plant closing" or "mass layoff" (as defined in WARN) or similar event affecting employees and occurring after the Closing Date or arising as a result of the transactions contemplated hereby. The Buyer shall assume sole responsibility for any liabilities or obligations arising under WARN or other applicable law resulting from the actions (or inactions) of the Buyer or its Affiliates after the Closing Date.

     9.7 Options. The Seller shall take all necessary action to cause all of the options to purchase common stock of the Seller held by Employees immediately prior to Closing to automatically become fully vested effective upon the Closing and exercisable for 30 days following the Closing.

                                    ARTICLE X
                          OTHER POST-CLOSING COVENANTS

     10.1 Access to Information; Record Retention; Cooperation.

          (a) Access to Information. Subject to compliance with contractual obligations and applicable laws and regulations regarding classified information and security clearance, following the Closing, each Party shall afford to each other Party and to such Party's authorized accountants, counsel and other designated representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business (i) reasonable access and duplicating rights to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, "Information") within the possession or control of such Party relating to the Business and (ii) reasonable access to the personnel of such Party. Requests may be made under this Section 10.1(a) for financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Balance Sheet, resolving any differences between the Parties with respect to the Closing Balance Sheet, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation or insurance claim, performing obligations under this Agreement and the Ancillary Agreements, and all other proper business purposes.

          (b) Preparation of the Seller Financial Statements. Without limitation of the provisions of Section 10.1(a), following the Closing, the Buyer shall provide to the Seller all information relating to the Business reasonably required for the Seller to prepare the financial statements of the Seller and its Affiliates (including any financial statements required to be included in any reports filed by the Seller with the Securities and Exchange Commission). In connection with the preparation of such financial statements, the Buyer shall provide the Seller (and its auditors) with reasonable access to the Company, its financial management and any accountant's work papers, and all financial books, accounts and records relating to the Business during normal business hours and in a manner so as not to unreasonably interfere with the conduct of business.

          (c) Reimbursement. A Party making Information or personnel available to another Party under Section 10.1 shall be entitled to receive from such other Party, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in making such Information or personnel available; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees of the providing Party.

          (d) Retention of Records. Except as may otherwise be required by law or agreed to in writing by the Parties, each Party shall use reasonable commercial efforts to preserve, until six years after the Closing Date, all Information in its possession or control pertaining to the Business prior to the Closing. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party or Parties to deliver such Information to the other Party or Parties, and if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

          (e) Confidentiality. Each Party shall hold, and shall use reasonable commercial efforts to cause their respective Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other furnished to it by the other Party or Parties or their representatives pursuant to this Agreement, and the Seller shall hold, and shall use reasonable commercial efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all Information regarding the Company and the Business (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of any action or inaction by the receiving Party,
(ii) was within the possession of the receiving Party prior to it being furnished to the receiving Party by or on behalf of the disclosing Party pursuant hereto, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such information, or (iii) is or becomes available on a non-confidential basis to the receiving Party from a source other than the disclosing Party, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such information), and each Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the receiving Party shall (to the extent permitted by applicable law) notify the disclosing Party promptly of the request and the documents requested thereby so that the disclosing Party may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver hereunder, a Party is, in the written opinion of its counsel, compelled to disclose any Information to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, such Party may so disclose the Information without liability hereunder; provided, however, that, such Party gives written notice to the other Party or Parties of the information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, uses all reasonable efforts to limit any such disclosure to the precise terms of such requirement and cooperates with the disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information by the tribunal or other entity.

     10.2 Director and Officer Indemnification. The Buyer shall not take, cause or permit to be taken or caused by any person any action to alter or impair any exculpatory or indemnification provisions, now existing in the charter or bylaws of the Company, for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing Date, except for any changes that may be required to conform with changes in applicable law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date.

     10.3 Covenant Not to Compete; Non-Solicitation of Employees.

          (a) During the period commencing on the Closing Date and continuing until the third anniversary of the Closing Date (the "Noncompetition Period"), the Seller shall not (and shall cause each Noncompetition Party (as defined below) not to) engage in the Business.

          (b) Notwithstanding anything to the contrary provided in Section 10.3(a), the Buyer and the Seller agree (and the Seller shall cause each Noncompetition Party to agree) that:

               (i) Any Noncompetition Party shall be free to license, sublicense, sell, resell, market or otherwise utilize or develop word processing functionality or any other functionality or system designed to render voice dictation data files into text through a process that does not utilize to a substantial extent the services of human transcriptionists, if such functionalities or systems are features, functions or adjuncts of a medical information system developed or marketed (or that becomes developed or marketed) by any Noncompetition Party.

               (ii) Any Noncompetition Party shall be free to purchase products or services from, sell products or services to, resell or market on a general basis or otherwise engage in a subcontracting or commercial relationship with, an entity that is engaged in the Business; provided, however, that (A) no Noncompetition Party will enter into any exclusive relationship with any party other than the Buyer to provide the services of human medical transcriptionists that will be marketed to customers generally or enter into any relationship with a third party that prohibits a Noncompetition Party from entering into a relationship with the Buyer for the services of human medical transcriptionists during the Noncompetition Period; and (B) for a period of one year commencing on the Closing Date, no Noncompetition Party will subcontract or enter into any commercial relationship with any party for the services of human medical transcriptionists on behalf of a customer. Notwithstanding the foregoing, any Noncompetition Party shall be free to enter into a contractual relationship on behalf of a customer with a party that has a preexisting contract for the provision of medical transcription services to such customer, if requested to assume such relationship by such customer. In addition, at any time during the Noncompetition Period that any Noncompetition Party desires to arrange for the outsourcing of the services of human medical transcriptionists for a customer or prospective customer, such Noncompetition Party must first offer the Buyer an opportunity to negotiate with such Noncompetition Party to provide such services. Upon notification of such opportunity, the Buyer shall thereafter have 20 days to enter into an agreement with such Noncompetition Party to provide such services. If for any reason the Buyer has not entered into such an agreement within such 20-day period, such Noncompetition Party shall be free to enter into such an agreement with another party on any terms whatsoever. In connection with or as a result of the opportunity to negotiate set forth in this subparagraph, the applicable Noncompetition Party and the Buyer agree to negotiate in good faith; provided, however, neither the Seller nor any other Noncompetition Party shall have any obligation to enter into any agreement with the Buyer.

               (iii) Any Noncompetition Party shall be free to license, sublicense, sell, resell, market or otherwise utilize or develop or provide any software, technology, products or services related to the coding of medical signs, symptoms, diagnoses or procedures, including without limitation those designed to facilitate healthcare payment, billing and/or recordkeeping functions; provided, however, that at any time during the Noncompetition Period that any Noncompetition Party desires to arrange for the provision of human services to code medical signs, symptoms, diagnoses or procedures designed to facilitate healthcare payment, billing and/or recordkeeping functions for a customer or prospective customer, such Noncompetition Party must first offer the Buyer an opportunity to negotiate with such Noncompetition Party to provide such services. Upon notification of such opportunity, the Buyer shall thereafter have 20 days to enter into an agreement with such Noncompetition Party to provide such services. If for any reason the Buyer has not entered into such an agreement within such 20-day period, such Noncompetition Party shall be free to enter into such an agreement with another party on any terms whatsoever. In connection with or as a result of the opportunity to negotiate set forth in this subparagraph, the applicable Noncompetition Party and the Buyer agree to negotiate in good faith; provided, however, neither the Seller nor any other Noncompetition Party shall have any obligation to enter into any agreement with the Buyer.

               (iv) Any Noncompetition Party shall be free to license, sublicense, sell, resell, market or otherwise utilize, develop or provide any software, technology, product or services designed to (A) distribute, route, read, print, forward, import, export, sign, interpret or otherwise manage or broker files containing dictation, including but not limited to voice, image and text files (collectively, "File Management"), if such File Management is or becomes a feature, function or adjunct of any medical information system developed or marketed (or becomes developed or marketed) by any Noncompetition Party, or (B) send or receive messages or instructions to or from any medical dictation and transcription service or system, if such functionality is or becomes a feature, function or adjunct of any medical information system developed or marketed (or becomes developed or marketed) by any Noncompetition Party.

               (v) Any Noncompetition Party shall be free to license, sublicense, sell, resell, market or otherwise utilize, develop or provide any system (including a voice capture system), technology or functionality that documents or otherwise makes a record of any medical diagnosis or treatment, if such system, technology or functionality is or becomes a feature, function or adjunct of any medical information system developed or marketed (or becomes developed or marketed) by any Noncompetition Party.

               (vi) The Seller shall be free to perform its obligations under this Agreement and the Ancillary Agreements or otherwise take actions in connection with the winding up of the Business.

               (vii) Any Noncompetition Party shall be free to take any and all actions required or contemplated under the Seller's strategic alliance relationship, as the same may be amended from time to time, with Allscripts Healthcare Solutions, Inc. or any successor thereto (collectively, "Allscripts"), it being agreed that the Seller shall not amend its relationship with Allscripts in any manner that would require the Seller to breach the provisions of Section 10.3(a), (b), (c), (d), (f) or (g). In no event shall any provision of this Agreement be deemed to afford or create, directly or indirectly, any right of the Buyer to assert any claim or right of action as the same may relate to, or interfere in any manner with, the relationship between Allscripts and the Seller or any other Noncompetition Party.

          (c) No Noncompetition Party shall be allowed to directly or indirectly acquire or hold a material interest in any entity that is engaged in the Business; provided, however, that any Noncompetition Party shall be free to acquire any entity which is engaged in the Business if in its last full fiscal year prior to such acquisition, the consolidated revenues of such entity from the Business constituted less than 25% of the total revenues of such entity and the consolidated revenues from the Business did not exceed $10,000,000.

          (d) During the Noncompetition Period, no Noncompetition Party will solicit, directly or indirectly, customers of the Company as of the Closing Date, or prospective customers with which the Company has engaged in discussions as of the Closing Date, or in any way interfere with the relationship between the Company and its customers, in each case as it relates to the Business (it being agreed that any Noncompetition Party shall be free to solicit, directly or indirectly, any such customers or prospective customers with respect to any business other than the Business).

          (e) For purposes of this Agreement, "Noncompetition Party" means the Seller and any Subsidiary of the Seller, and "Subsidiary" means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Seller (or another Subsidiary) holds stock or ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interest of such entities.

          (f) For a period of two years after the Closing Date, the Seller shall not (and shall cause each Noncompetition Party not to), directly or indirectly, hire, retain or attempt to hire or retain any employee or independent contractor of the Buyer, the Company or the Business, or in any way interfere with relationship between the Buyer or the Company and any of its employees or independent contractors.

          (g) During the Noncompetition Period, no Noncompetition Party shall use Seller Mental Residuals (as defined below) in the Business. For purposes of this Agreement, "Seller Mental Residuals" shall mean any information in which the Company possesses ownership rights that reside in the memory of an employee of the Seller without resort to electronic or written memorialization of such information by such employee to refresh his or her memory. "Company Mental Residuals" shall mean any information in which the Seller possesses ownership rights and that resides in the memory of an employee of the Company without resort to electronic or written memorialization of such information by such employee to refresh his or her memory.

     10.4 No Use of Name. Following the Closing the Buyer shall have no rights to use any trademarks, tradenames, logos or any contraction, abbreviation or simulation of the Seller (the "Retained Marks"), including without limitation those Retained Marks listed on Schedule 10.4, and will not hold itself out as having any affiliations with the Seller.

     10.5 Use of Retained Marks in Transferred Technology. The Seller and the Buyer will cooperate and use reasonable commercial efforts, subject to any rights of third parties in such text, images and other content, to provide to the Buyer for inclusion in its web site, as promptly as practicable following the Closing, all text, images and other content contained in all web sites relating exclusively or primarily to the Business maintained by the Seller (or its Affiliates). Prior to including any such text, images or other content in its web site, the Buyer shall remove all references to the Retained Marks from any such text, images or other content. The Seller (or its Affiliates) shall retain ownership of all domain names employing the name "IDX" and neither the Buyer nor any of its Affiliates shall have any right or license to any such domain name. To the extent the Business utilized any internet protocol address space allocated to the Seller, such internet protocol address space shall remain the property of the Seller, and no rights or licenses are granted to the Buyer with respect thereto.

     10.6 Intellectual Property Rights. The Company grants the Seller the right to use for any purpose any Seller Mental Residuals. The Seller grants the Company the right to use for any purpose any Company Mental Residuals. The Seller retains the right to use, modify, license, sell and otherwise transfer any interface in existence as of the date of the Agreement that is used to provide information from the Seller's medical information systems to the voice capture and file routing system of the Company, or to receive information from such system into the Seller's medical information systems, regardless of whether the Company or the Seller owns the intellectual property rights associated with such interface. The Company retains the right to use, modify, license, sell and otherwise transfer any interface in existence as of the date of the

Agreement that is used to provide information from the voice capture and file routing system of the Company to medical information systems of the Seller, or to receive information from such systems to the voice capture and file routing system of the Company, regardless of whether the Company or the Seller owns the intellectual property rights associated with such interface.

                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 Press Releases and Announcements. Immediately after the execution and delivery of this Agreement, the Parties will issue a joint press release announcing the execution and delivery of this Agreement, substantially in the form previously delivered to each other. No Party shall issue (and each Party shall cause its Affiliates not to issue) any other press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).

     11.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

     11.3 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates. Prior to the Closing, the Company will be deemed, for purposes of this Agreement, to be an Affiliate of the Seller and not of the Buyer. Following the Closing, the Company will be deemed, for purposes of this Agreement, to be an Affiliate of the Buyer and not of the Seller.

     11.4 Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement among the Buyer, on the one hand, and the Seller, on the other hand. This Agreement supersedes any prior agreements or understandings among the Buyer, on the one hand, and the Seller, on the other hand, and any representations or statements made by or on behalf of the Seller or any of its Affiliates to the Buyer, whether written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement. The Confidentiality Agreement, insofar as it covers information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

     11.5 Succession and Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Seller (in the case of an assignment by the Buyer) or the Buyer (in the case of an assignment by the Seller), which written approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, to any entity that acquires all or substantially all of a Party's business or assets. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

     11.6 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     If to the Buyer:             Copy to:

     Total eMed, Inc.             Bass, Berry & Sims PLC
     Suite 200                    315 Deaderick Street, Suite 2700
     720 Cool Springs Blvd.       Nashville, TN 37238
     Franklin, TN 37067           Telecopy: (615) 742-2701
     Telecopy: (615) 261-1792     Attention: Leigh Walton, Esq.
     Attention: Tony James

     If to the Seller:            Copies to:

     IDX Systems Corporation      IDX Systems Corporation
     40 IDX Drive                 40 IDX Drive
     South Burlington, VT 05403   South Burlington, VT 05403
     Telecopy: (802) 862-6848     Telecopy: (802) 862-6351
     Attention: President         Attention: General Counsel

                                  Hale and Dorr LLP
                                  60 State Street
                                  Boston, MA 02109
                                  Telecopy: (617) 526-5000
                                  Attention: Michael J. LaCascia, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     11.7 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     11.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     11.9 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     11.10 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

     11.11 Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

     11.12 Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11.6 Nothing in this Section 11.12 however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by law.

     11.13 Construction.

          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

          (b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d) Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.

          (e) All references to "$", "Dollars" or "US$" refer to currency of the United States of America.

     11.14 Foreign Exchange Conversions. If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) referred to herein (including without limitation the calculation, payment or reimbursement of Damages under Article VI hereof) is originally stated or expressed in a currency other than United States Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the Party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder (or, in the case of Article VI hereof, would have first become obligated to do so but for the operation of Section 6.5(a) hereof); provided, however, that nothing in this Section 11.14 shall be deemed to require any Party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a Party to violate, applicable law or GAAP.

     11.15 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement.

     11.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     11.17 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                        IDX SYSTEMS CORPORATION


                                        By: /s/ John A. Kane
                                            ------------------------------------
                                        Name: John A. Kane
                                              ----------------------------------
                                        Title: CFO
                                               ---------------------------------


                                        TOTAL eMED, INC.


                                        By: /s/ Steven E. Simpson
                                            ------------------------------------
                                        Name: Steven E. Simpson
                                              ----------------------------------
                                        Title: President and CEO
                                               ---------------------------------

                 [Signature page to Purchase and Sale Agreement]

                             AMENDMENT NO. 1 TO THE

                        STOCK PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                             IDX SYSTEMS CORPORATION

                                       AND

                                TOTAL eMED, INC.

         THIS Amendment No. 1 is entered into as of June 18, 2003 (the "Amendment"), between IDX Systems Corporation, a Vermont corporation ("Seller"), and Total eMed, Inc., a Delaware corporation ("Buyer"), and amends the Stock Purchase and Sale Agreement dated as of April 10, 2003, between such parties (the "Purchase Agreement"). Capitalized terms used herein and otherwise not defined shall have such meanings as ascribed thereto in the Purchase Agreement.

1. Section 1.4(d) of the Purchase Agreement shall be amended by the deletion of Section 1.4(d) in its entirety and substituting in lieu thereof the following provision:

               "(d) If the Final W.C. is determined to be less than $20,796,000, then, within five Business Days following the W.C. Adjustment Final Determination Date, the Seller shall pay an amount equal to the difference between the Final W.C. and $20,796,000 (the "Shortfall Amount") to the Buyer. If the Final W.C. is determined to be greater than $20,796,000, then, within five Business Days following the W.C. Adjustment Final Determination Date, the Buyer shall pay an amount equal to the difference between the Final W.C. and $20,796,000 (the "Excess Amount") to the Seller. Any payments of either the Shortfall Amount or the Excess Amount shall be referred to herein as the "W.C. Adjustment.""

2. Section 11.5 of the Purchase Agreement shall be amended by the deletion of the first sentence of Section 11.5 and substituting in lieu thereof the following provision:

         "No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Seller (in the case of an assignment by the Buyer) or the Buyer (in the case of an assignment by the Seller), which written approval shall not be unreasonably withheld or delayed; provided, however, the rights of the Buyer to receive payment of any W.C. Adjustment in accordance with Section 1.4(d) shall be freely assignable by the Buyer and its successors and assigns permitted hereunder to Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as an initial lender and as agent ("Agent") for any other lenders from time to time party to that certain Credit Agreement dated as of June 18, 2003 by and among Buyer, Agent and such lenders (as the same may be amended, restated, supplemented or otherwise modified from time to time)."

3. The Purchase Agreement, as supplemented and modified by this Amendment, together with the other writings referred to in the Purchase Agreement or delivered pursuant thereto which form a part thereof, contain the entire agreement among the Parties with respect to the subject matter thereof and amend, restate and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

4. Upon execution of this Amendment by the Parties, on and after the date hereof, each reference in the Purchase Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference in the other documents entered into in connection with the Purchase Agreement, shall mean and be a reference to the Purchase Agreement, as amended hereby. Except as specifically amended above, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile signature.

6. This Amendment shall be binding on all parties to the Purchase Agreement as and when executed by the Buyer and the Seller.










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


         IN WITNESS WHEREOF this Amendment has been executed by the parties as of the date first above written.

                                       IDX SYSTEMS CORPORATION


                                       By: /s/ John A. Kane
                                           -----------------------------------

                                       Name: John A. Kane
                                             ---------------------------------

                                       Title: Senior VP, CFO and Treasurer
                                              --------------------------------


                                       TOTAL eMED, INC.


                                       By: /s/ Steven E. Simpson
                                           -----------------------------------

                                       Name: Steven E. Simpson
                                             ---------------------------------

                                       Title: President and CEO
                                              --------------------------------















  [Signature page to Amendment No. 1 to the Stock Purchase and Sale Agreement]








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